Exhibit 99.1

For Immediate Release

May 15, 2003

AMERICAN RESTAURANT GROUP

REPORTS RESULTS FOR

THE FIRST QUARTER ENDED MARCH 31, 2003

Los Altos, CA

American Restaurant Group, Inc. announces its results for the first quarter ended March 31, 2003.  Total revenues decreased from $81.8 million in the first quarter of 2002 to $73.7 million in the first quarter of 2003.  Same-store sales decreased by 10.2% in the first quarter of 2003 compared to 2002.  Of the sales decrease, 7.2% resulted from a planned reduction in spending on product-promotion advertising during the first quarter of 2003 versus the first quarter of 2002.  The sale of promoted items accounted for 21.1% of revenues in the first quarter of 2003, down from 28.1% in the first quarter of 2002.  Although this intentional “pruning” of less-profitable product promotions reduced customer traffic, the average price of promoted items increased $1.06 or 6.7%, with a positive $0.21 impact on the total dinner food check.  In addition, $1.3 million was saved in year-over-year advertising expenses.  The remaining 3% decline in same-store sales resulted from general sales softness leading up to and during the Iraqi war.

Operating profit for the first quarter of 2003 was $5.0 million or 6.8% of revenues.  Operating profit for the prior year’s comparable quarter was $5.7 million or 6.9% of revenues.  Of the $700,000 decrease, $450,000 relates to audit services incurred in connection with the restatement of prior period results.  EBITDA for the first quarter ended March 31, 2003 was $6.8 million versus EBITDA for the prior year’s comparable quarter of $7.6 million.  The EBITDA margin for the first quarter of both years was flat at 9.2%.

	Q1 2002	Q1 2003
Amounts in (000’s)
Operating Results:
Revenues	$81,816	$73,739

EBITDA:
Operating profit from continuing operations	5,653	4,981
plus:
Depreciation and amortization	1,909	1,815
EBITDA	$7,562	$6,796

Note: EBITDA is not a defined term under generally accepted accounting principles.  EBITDA refers to earnings before interest, taxes, depreciation and amortization.  For comparison purposes, the Company computes EBITDA, as indicated above.  Management believes EBITDA is one of the financial measures used by users of our financial statements to evaluate the Company’s financial results of operations.

“A 10.2% decline in comparable store sales is alarming until you understand that 70% of this decrease was planned.  The elimination of less-profitable, discounted product promotions not only increased our average promoted price-point and improved our average dinner check, but also saved $1.3 million in advertising expense.  I know our industry places a premium on positive comparable-store sales.  I believe, however, that the focus on such sales growth needs to be further scrutinized as to the profitability of that comp-store sales growth.

“The resulting first-quarter operating profit and EBITDA, in spite of this planned revenue reduction, was flat year-over-year after consideration for the one-time audit fee.  This is a compliment to our entire management team and to our operators, who have remained focused on delivering the highest-quality dining experience for our guests, coupled with their continued ability to lower operating costs in a difficult business environment.

“As in the first quarter, we will continue to evaluate our product-promotion advertising strategy, in order to achieve the appropriate balance of revenue and profitability,” said CEO and President Ralph Roberts.

There were 109 Black Angus Restaurants operating as of March 31, 2003.

This press release may contain “Forward-Looking Statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements other than statements of historical facts included in this release may constitute forward-looking statements. Although American Restaurant Group believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Actual results may differ materially from expectations because of changes in operating performance, project schedules, and other technical and economic factors.

Contact:  Ralph Roberts  (650) 949-6400